Exhibit D(44)

AMENDMENT

DATED JUNE 1, 2008 TO

INVESTMENT SUB-ADVISORY AGREEMENT

for MassMutual Select Small Company Growth Fund

WHEREAS, Massachusetts Mutual Life Insurance Company (“MassMutual”) and Eagle Asset Management Inc. (the “Sub-Adviser”) entered into an Investment Sub-Advisory Agreement (the “Agreement”), effective as of February 17, 2005 relating to the MassMutual Select Small Company Growth Fund (the “Fund”); and

WHEREAS, Section 20 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	The Sub-Adviser will not consult with any other sub-adviser to a fund for which MassMutual serves as investment adviser concerning transactions for the Fund in securities or other assets.

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY		EAGLE ASSET MANAGEMENT INC.

By:	/s/ Eric Wietsma	By:	/s/ Damian J. Sousa
	Name: Eric Wietsma		Name:	Damian J. Sousa
	Title: Corporate Vice President		Title:	Chief Compliance Officer

Accepted and Agreed to by:

MASSMUTUAL SELECT FUNDS on behalf of MassMutual Select Small Company Growth Fund

By:	/s/ Nicholas Palmerino
Name: Nicholas Palmerino
Title: CFO and Treasurer